SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                    FORM 8-K





               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934






         Date of Report (Date of earliest reported event): June 29, 2000



                               MOTIENT CORPORATION
             (Exact name of registrant as specified in its charter)





         Delaware                    0-23044                 93-0976127
     (State or other           (Commission File No.)       (IRS Employer
     jurisdiction of                                     Identification No.)
     incorporation or
       organization)



                            10802 Parkridge Boulevard
                           Reston, Virginia 20191-5416
                                 (703) 758-6000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)









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ITEM 5.  Other Events


On June 29, 2000,  Motient  Corporation  ("we" or "us") entered into a series of
transactions,   with  a  group  of   investors,   relating   to  our   satellite
communications business. These transactions are described below.

We have formed a new joint venture subsidiary, Motient Satellite Ventures LLC ("Satellite Ventures"), in which we own 80% of the membership interests. The remaining 20% interest in Satellite Ventures is owned by three investors controlled by Columbia Capital, Spectrum Equity Investors LP and Telcom Ventures, L.L.C. (collectively, the "Investors"). The Investors paid $50 million (in the aggregate) to Satellite Ventures in exchange for their 20% interest, pursuant to an Investment Agreement, by and among Motient, Satellite Ventures, and the Investors.

Of the $50 million payment received by Satellite Ventures, $6 million is being retained by Satellite Ventures and will be used to fund certain research and development activities, with the remaining $44 million to be paid to Motient Services Inc. (which owns Motient's satellite and related assets), as described below.

Satellite Ventures will conduct research and development activities to explore the technical, strategic, and market potential of new wireless data communications services making use of Motient's existing satellite network. Satellite Ventures has signed a Research & Development, Marketing and Service Agreement (the "R&D Agreement"), with Motient Services, under which Motient Services will provide technical, engineering, and similar assistance to Satellite Ventures. Motient Services will also provide Satellite Ventures with dedicated bandwidth on Motient's satellite network, for the purpose of Satellite Ventures' testing and R&D activities. In exchange for these access rights and services, Satellite Ventures has paid Motient Services a one-time, up-front fee of $20 million. The R&D Agreement has a three-year term, but would terminate upon any consummation of the Asset Sale Agreement described below.

At any time during the next two years, the Investors have the right to elect to purchase up to an additional 40% stake in Satellite Ventures, for an extra payment of $120 million (which amount will increase by a specified daily amount, after one year) (such payment is referred to as the "Additional Payment"). Upon such exercise, Satellite Ventures will consummate the purchase of all of the assets owned by Motient Services that relate to the satellite business, pursuant to the terms of an Asset Sale Agreement, between Satellite Ventures and Motient Services. The purchase price for such assets will be equal to the sum of $24 million (paid as a down payment in connection with the signing of the Asset Sale Agreement), and the Additional Payment received by Satellite Ventures from the Investors (i.e., for a total price of $144 million, increasing after the first year). The consummation of any such transfer of assets to Satellite Ventures pursuant to the Asset Sale Agreement would be subject to receipt of all necessary governmental approvals and consents, including, for example, FCC approval with respect to the transfer of Motient's FCC licenses with respect to its satellite communications business, and any necessary approvals under the Hart-Scott-Rodino Antitrust Improvements Act, as well as customary conditions relating to due diligence review and similar matters.

Also at any time during the next two years, if the Investors decide that they do not wish to acquire control of Satellite Ventures and acquire the satellite assets of Motient Services as described above, they may convert their existing minority position in Satellite Ventures into shares of common stock of Motient, at a conversion price which will be set at the time of exercise, between $12 and $20 per share, as specified in the Investment Agreement. The Investors may not exercise this right, however, until after December 29, 2000, except under certain limited circumstances.

Under the terms of the bank facility waivers received by Motient in connection with these transactions, $2.75 million of the initial $44 million payment received by Motient was used to repay outstanding amounts, and permanently reduce commitments, under Motient's revolving credit facility, with the remainder of the initial $44 million payment retained by Motient. If the Investors elect to acquire control of Satellite Ventures and the Additional Payment is made as described above, then Motient will be required to use 50% of such proceeds to pay down outstanding balances and/or reduce commitments, under its revolving credit facility.





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                    Item 7. Financial Statements and Exhibits

(c)  Exhibits

The following documents are filed as exhibits to the report:

         99.1     Press Release dated June 29, 2000.










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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         MOTIENT CORPORATION



                                         By:    /s/Randy S. Segal
                                                Randy S. Segal
                                                Senior Vice President, General
                                                  Counsel and Secretary


Date: June 29, 2000